EXHIBIT 99.1


                  NATURALLY ADVANCED REPORTS RECORD Q1 REVENUES

                            Record Quarterly results.
                                 Revenue up 55%
                           Gross Margin increases 49%.


PORTLAND, Oregon, April 16, 2008 - Naturally Advanced Technologies Inc. (OTCBB:
NADVF) today announced record quarterly revenue for the first quarter of 2008 from its apparel division, HTnaturals, a leading provider of environmentally sustainable hemp, bamboo, organic cotton and soy blended apparel.

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                         Q1 2008 Revenues -     $953,000
                         Q1 2007 Revenues -     $616,000
                         YoY Revenue Growth -        55%
                         Q1 2008 Gross Margin - $351,000
                         Q1 2007 Gross Margin - $235,000
                         YOY Margin Growth -         49%
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FIRST QUARTER RESULTS

For the three months ended March 31, 2008, HTnaturals posted sales of $953,000, an increase of 55% over the same period in 2007. Business at HTnaturals continued to see solid growth during the quarter as B2B and special make up orders increased strongly from the same period last year. The company's retail line, ElementsTM, also saw strong gains during the quarter as additional retail customers were added to the distribution network. Gross margin increased by 49% to $351,000 for the three months ended March 31, 2008, up from $235,000 for the same period in 2007.

These record quarterly results came on the heels of record annual results for fiscal year 2007. "Q1 of 2008 was a milestone quarter for the Company. Sales of our organic, sustainable apparel continued to show robust growth in our markets, showing strong sales diversification across all distribution channels," said Ken Barker, CEO, Naturally Advanced Technologies Inc. "Most importantly, we continue to see operating efficiencies deliver increased gross margin figures, a key metric in our business that points to sound supply chain and fiscal management. We anticipate these gains to increase throughout the rest of the year."

ABOUT NATURALLY ADVANCED TECHNOLOGIES, INC.

Naturally Advanced Technologies Inc. is a Cleantech company focused on providing environmentally-friendly textile, composite, biomass and pulping solutions through the cost effective processing of industrial Hemp, and other bast fiber crops. This proprietary fiber processing platform, called CRAILAR(R), has been developed in conjunction with the National Research Council of Canada and the Alberta Research Council, with NAT owning the exclusive global licensing rights for this technology. The CRAILAR(R) process and resulting products and by-products are expected to have applications in textile, composite material, energy and pulp and paper markets. The Company is also a provider of sustainable, environmentally friendly fibers and fabrics through its apparel division HTnaturals Apparel Corp. Founded in 1998 in response to the growing demand for environmentally friendly, socially responsible clothing, NAT adheres


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to a "triple bottom line" philosophy, respecting the human rights of employees, the environmental impact of the Company's operations and fiscal responsibility to its shareholders. www.naturallyadvanced.com. NAT has 27,913,589 shares of common stock outstanding and a market capitalization of $47.5 million, as of the date of this release.


SAFE HARBOR STATEMENT

This release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act of 1934 and the provisions of the Private Securities Litigation Reform Act of 1995 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including, but not limited to, technological and operational challenges, needs for additional capital, changes in consumer preferences, risks associated with: market acceptance and technological changes; dependence on manufacturing and material supplies providers; international operations; and competition.


CONTACT:
Toby Reid
Investor Relations
Naturally Advanced Technologies Inc.
Ph. 604-683-8582 x107
ir@naturallyadvanced.com